Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2021 RESULTS

LINCOLN, Nebraska (May 4, 2021) — National Research Corporation (NASDAQ: NRC) today announced results for the first quarter of 2021.

As we emerge from the impact of COVID-19, our focus continues on increasing revenue growth rate and enabling human understanding for the clients we serve. Our primary emphasis is on our organic growth levers of increasing revenue from our core offerings within our existing client base, as well as adding new clients to increase market share. As a result, revenue from our Voice of the Customer offerings increased by 19% in the first quarter of 2021 compared to 2020, and we continued our momentum of winning new clients, including Wake Forest Baptist Health, San Francisco Health Network and UC San Diego Health.

In the first quarter we also executed on our M&A growth strategy by acquiring the intellectual property of PatientWisdom, whose incremental capabilities will be introduced later this year to add significant value to our clients. We have adopted a capital allocation strategy that we expect will leverage our available liquidity, along with our continued strong free cash flow to support additional M&A activity, as well as provide returns to shareholders through our dividends.

Financial Results (Q1 2021 compared to Q1 2020):

●	Total Recurring Contract Value growth of 6% to $149.5 million
●	Revenue increased 5% to $35.5 million
●	Operating Income increased 7% to $12.0 million

Continued demand for our solutions resulted in a 6% increase in Total Recurring Contract Value in the first quarter of 2021 compared to the first quarter 2020. We believe our solutions are highly differentiated in our client’s eyes against competitive offerings from firms outside of the healthcare industry and legacy vendors within as we continue to add new clients. We believe that every added client deepens our moat and brings additive value to all current partners through the network effect.

NRC Announces First Quarter 2021 Results

May 4, 2021

First quarter 2021 revenue was $35.5 million, an increase of 5% over first quarter 2020. The increase is net of a $605,000 decrease in conference revenue in the first quarter 2021 due to the timing of conferences and a virtual format in 2021 compared to a live format in 2020. Consolidated operating income for the first quarter 2021 was $12.0 million or a 7% increase over the same period last year.

Total operating expenses of $23.4 million for the first quarter 2021 increased by 3% compared to the first quarter 2020 total operating expenses of $22.7 million.

Direct expenses decreased to $11.9 million for the first quarter 2021, compared to $12.5 million for the first quarter 2020. Direct expenses as a percentage of revenue decreased to 34% in the first quarter 2021 compared to 37% in the first quarter 2020 due to decreases in variable expenses of $103,000 and fixed expenses of $502,000. Variable expenses decreased due to less postage, printing, and paper costs, partially offset by higher contracted services primarily resulting from changes in survey methodologies and decreased conference expenses due to the timing and format of conferences. Fixed expenses decreased primarily as a result of decreased contracted services and lower travel and meal costs due to restricted travel associated with COVID-19, partially offset by increased salary and benefit costs.

Selling, general and administrative expenses increased to $9.5 million for the first quarter 2021, compared to $8.7 million for the same period in 2020, primarily due to increases in software and platform hosting expenses, higher contracted services, increased salary and benefit costs, higher accounting and legal costs and additional building lease costs. These were partially offset by lower travel and meals costs due to restricted travel associated with COVID-19. Selling, general and administrative expenses were 27% of revenue for the first quarter 2021, compared to 26% of revenue for the first quarter of 2020.

Depreciation, amortization and impairment expense increased to $2.0 million in the first quarter of 2021 compared to $1.4 million in 2020, primarily due to our transformation to a distributed workforce environment which includes building renovations in our headquarters, as well as subleasing a remote office location which resulted in a right-of-use asset impairment and increased depreciation due to shortening the estimated useful lives of certain building assets. Depreciation, amortization and impairment expense was 6% of revenue for the first quarter 2021, compared to 4% of revenue for first quarter of 2020.

Other income and expense was $408,000 of other net expense in the first quarter 2021 compared to $176,000 of other net income in first quarter of 2020. This increase in other net expense was primarily due to revaluation on intercompany transactions due to changes in the foreign exchange rate. This was partially offset by decreased interest expense due to the declining balance on our term loan.

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NRC Announces First Quarter 2021 Results

May 4, 2021

The Company had an income tax provision of $2.4 million for first quarter 2021 compared to $385,000 tax benefit in 2020 with an effective tax rate of 20% for first quarter 2021 compared to a 3% benefit in 2020. The effective tax rate increased due to decreased tax benefits of $2.8 million from the exercise and vesting of share-based compensation awards and higher state income taxes.

Net income for first quarter 2021 was $9.2 million, compared to $11.8 million for the same period last year. Diluted earnings per share decreased to $0.36 for the quarter ended March 31, 2021, from diluted earnings per share of $0.46 for the quarter ended March 31, 2020.

For more than 40 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. Our purpose is to enable human understanding by helping our clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2020 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. In this press release, the statements relating to future M&A activity, future payment of dividends, and the future impact of adding additional clients are forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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NRC Announces First Quarter 2021 Results

May 4, 2021

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2021	2020

Revenue	$35,464	$33,860

Operating expenses:
Direct	11,940	12,546
Selling, general and administrative	9,520	8,749
Depreciation, amortization and impairment	1,984	1,371
Total operating expenses	23,444	22,666

Operating income	12,020	11,194

Other income (expense):
Interest income	3	11
Interest expense	(432)	(465)
Other, net	21	630

Total other income (expense)	(408)	176

Income before income taxes	11,612	11,370

Income tax provision (benefit)	2,380	(385)

Net income	$9,232	$11,755

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.36	$0.47
Diluted Earnings Per Share	$0.36	$0.46

Weighted average shares and share equivalents outstanding
Basic	25,414	24,972
Diluted	25,668	25,725

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NRC Announces First Quarter 2021 Results

May 4, 2021

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	March 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$43,454	$34,690
Accounts receivable, net	14,296	13,923
Income taxes receivable	144	1,235
Other current assets	4,341	4,264
Total current assets	62,235	54,112

Property and equipment, net	11,533	11,726
Goodwill	61,614	57,255
Other, net	11,496	10,330
Total assets	$146,878	$133,423

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable	$4,113	$4,061
Accounts payable and accrued expenses	4,156	4,279
Accrued compensation	6,622	6,460
Income taxes payable	1,037	--
Deferred revenue	17,614	15,585
Other current liabilities	3,396	1,296
Total current liabilities	36,938	31,681

Notes payable, net of current portion	25,494	26,547
Other non-current liabilities	11,196	10,880
Total liabilities	73,628	69,108

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 60,000,000 shares, issued 30,850,131 in 2021 and 30,775,154 in 2020, outstanding 25,439,013 in 2021 and 25,390,968 in 2020	31	31
Additional paid-in capital	172,642	171,785
Retained earnings (accumulated deficit)	(52,143)	(61,375)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,343)	(2,399)
Treasury stock	(44,937)	(43,727)
Total shareholders’ equity	73,250	64,315
Total liabilities and shareholders’ equity	$146,878	$133,423

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